Exhibit 99.03

, 2012

Tender for Exchange of

10 1/2% Senior Notes due 2020, which have been registered under the

Securities Act of 1933, as amended,

for any and all outstanding 10 1/2% Senior Notes due 2020

144A Notes (CUSIP 62941Y AA5 and ISIN US62941YAA55)

Regulation S Notes (CUSIP U6700P AA9 and ISIN USU6700PAA94)

of

NPC International, Inc., NPC Operating Company A, Inc. and

NPC Operating Company B, Inc. (collectively, the “Issuers”)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2012 (THE “EXPIRATION DATE”), UNLESS EXTENDED BY THE ISSUERS IN THEIR SOLE DISCRETION.

To Brokers, Dealers, DTC Participants, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is a prospectus, dated                     , 2012, of the Issuers and a related letter of transmittal, that together constitute the Issuers’ offer to exchange up to $190,000,000 of 10 1/2% Senior Notes due 2020 (together with the guarantee thereof, the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), of the Issuers, for a like aggregate principal amount of 10 1/2% Senior Notes due 2020 (together with the guarantee thereof, the “Old Notes”) of the Issuers.

We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own names.

Enclosed herewith are copies of the following documents for forwarding to your clients:

1. The prospectus dated                      , 2012;

2. A letter of transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding;

3. A form of notice of guaranteed delivery to be used to accept the exchange offer if certificates and all other required documents are not immediately available or if time will not permit all required documents to reach the exchange agent on or prior to the expiration date or if the procedure for book-entry transfer (including a properly transmitted agent’s message) cannot be completed on a timely basis; and

4. Instructions to a registered holder from the beneficial owner for obtaining your clients’ instructions with regard to the exchange offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

The Issuers will not pay any fees or commissions to any broker, dealer or other person (other than the exchange agent as described in the prospectus) in connection with the solicitation of tenders of Old Notes pursuant to the exchange offer.

Please refer to “Exchange Offer—Procedures for Tendering Old Notes” in the prospectus for a description of the procedures which must be followed to tender notes in the exchange offer.

Any if inquiries you may have with respect to the exchange offer may be directed to the exchange agent at (800) 344-5128 or at the address set forth on the cover of the letter of transmittal. Additional copies of the enclosed material may be obtained from the exchange agent.

Very truly yours,

NPC International, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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